EXHIBIT 99.1

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

(incorporated in the Cayman Islands with limited liability)

(Stock Code: 1128)

INTERIM RESULTS ANNOUNCEMENT

FOR THE SIX MONTHS ENDED 30 JUNE 2013,

DECLARATION OF INTERIM DIVIDEND AND

CLOSURE OF REGISTER OF MEMBERS

The Board of Directors of Wynn Macau, Limited (the “Company”) is pleased to announce the unaudited consolidated results of the Company and its subsidiaries (collectively, the “Group”) for the six months ended 30 June 2013 as follows.

FINANCIAL HIGHLIGHTS

	Group
	For the six months ended
	30 June
	2013	2012
	HK$	HK$
	(in thousands, except per share amounts or otherwise stated)
Casino revenues	13,995,004	13,556,022
Other revenues	924,731	868,877
EBITDA	4,143,028	3,932,125
Profit attributable to owners	3,695,214	3,337,166
Earnings per Share — basic and diluted	71 cents	64 cents

DIVIDEND

The Board has declared an interim dividend of HK$0.50 per share for the six months ended 30 June 2013, payable to Shareholders whose names appear on the register of members of the Company on 11 September 2013. It is expected that the interim dividend will be paid on 23 September 2013.

The register of members of the Company will be closed for the purpose of determining the identity of members who are entitled to the interim dividend from 9 September 2013 to 11 September 2013, both days inclusive, during which period no transfer of Shares will be effected.

*	For identification purpose only

CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

		For the Six Months Ended 30 June
		2013	2012
		HK$	HK$
		(in thousands)
	Notes	(unaudited)	(unaudited)
Operating revenues
Casino		13,995,004	13,556,022
Rooms		73,529	67,315
Food and beverage		93,182	94,192
Retail and other		758,020	707,370

		14,919,735	14,424,899

Operating costs and expenses
Gaming taxes and premiums		7,208,748	6,975,607
Staff costs		1,157,957	1,136,371
Other operating expenses	3	2,458,974	2,405,165
Depreciation and amortization		451,936	447,894
Property charges and other, net		(6,381)	45,135

		11,271,234	11,010,172

Operating profit		3,648,501	3,414,727

Finance revenues	4	61,649	24,931
Finance costs		(159,192)	(111,165)
Net foreign currency differences		22,528	(4,528)
Changes in fair value of interest rate swaps		129,252	20,725

		54,237	(70,037)

Profit before tax		3,702,738	3,344,690

Income tax expense	5	7,524	7,524

Net profit attributable to owners of the Company		3,695,214	3,337,166

Other comprehensive income
Other comprehensive income to be reclassified to profit or loss in subsequent periods:
Available-for-sale investments:
Changes in fair value		802	5,764
Reclassification adjustment for gain on disposals included in profit before tax		(9)	—

Other comprehensive income for the period		793	5,764

Total comprehensive income attributable to owners of the Company		3,696,007	3,342,930

Basic and diluted earnings per Share	6	71 cents	64 cents

CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION

		Group
		As at 30 June 2013	As at 31 December 2012
		HK$	HK$
		(in thousands)
	Notes	(unaudited)	(audited)
Non-current assets
Property and equipment and construction in progress		9,067,134	7,999,213
Leasehold interests in land		2,119,222	2,167,307
Goodwill		398,345	398,345
Available-for-sale investments	8	—	36,334
Deposits for acquisition of property and equipment		31,831	13,192
Interest rate swaps		98,706	—
Other non-current assets		156,801	281,100

Total non-current assets		11,872,039	10,895,491

Current assets
Available-for-sale investments	8	219,939	385,498
Inventories		187,605	167,196
Trade and other receivables	9	515,530	582,949
Prepayments and other current assets		69,666	47,611
Amounts due from related companies		349,377	293,200
Restricted cash and cash equivalents		—	768,654
Cash and cash equivalents		9,551,018	10,475,370

Total current assets		10,893,135	12,720,478

Current liabilities
Accounts payable	10	1,297,501	968,737
Land premium payable		221,962	216,549
Other payables and accruals	11	6,643,308	4,902,238
Amounts due to related companies		161,142	230,930
Income tax payable		7,524	15,049
Other current liabilities		21,977	21,753

Total current liabilities		8,353,414	6,355,256

Net current assets		2,539,721	6,365,222

Total assets less current liabilities		14,411,760	17,260,713

		Group
		As at 30 June 2013	As at 31 December 2012
		HK$	HK$
		(in thousands)
	Notes	(unaudited)	(audited)
Non-current liabilities
Interest-bearing bank loans	12	5,530,016	5,493,770
Land premium payable		478,204	590,555
Construction retention payables		49,469	4,736
Interest rate swaps		—	30,528
Other payables and accruals	11	471,550	533,774
Other long-term liabilities		101,661	106,680

Total non-current liabilities		6,630,900	6,760,043

Net assets		7,780,860	10,500,670

Equity
Equity attributable to owners of the Company
Issued capital		5,188	5,188
Share premium account		153,436	153,436
Reserves		7,622,236	3,909,484
Proposed final dividend		—	6,432,562

Total equity		7,780,860	10,500,670

Notes to Interim Financial Information

1.	BASIS OF PREPARATION AND PRESENTATION

This interim financial information has been prepared in accordance with the applicable disclosure requirements of Appendix 16 to the Rules Governing the Listing of Securities on the Hong Kong Stock Exchange and International Accounting Standard (“IAS”) 34 Interim Financial Reporting issued by the International Accounting Standards Board. The interim financial information does not include all the information and disclosures required in the annual financial statements, and should be read in conjunction with the Group’s annual financial statements for the year ended 31 December 2012. The accounting policies and basis of preparation adopted in the preparation of the interim financial information are the same as those used in the annual financial statements for the year ended 31 December 2012.

Application of new and revised IFRSs

The Group has adopted the following new and revised IFRSs for the first time for the current period’s interim financial information:

IFRS 1 Amendments	Amendments to IFRS 1 First-time Adoption of International Financial Reporting Standards — Government Loans
IFRS 7 Amendments	Amendments to IFRS 7 Financial Instruments: Disclosures — Offsetting Financial Assets and Financial Liabilities
IFRS 10	Consolidated Financial Statements
IFRS 11	Joint Arrangements
IFRS 12	Disclosure of Interests in Other Entities
IFRS 10, IFRS 11 and IFRS 12 Amendments	Amendments to IFRS 10, IFRS 11 and IFRS 12 — Transition Guidance
IFRS 13	Fair Value Measurement
IAS 1 Amendments	Amendments to IAS 1 Presentation of Financial Statements — Presentation of Items of Other Comprehensive Income
IAS 19 Amendments	Amendments to IAS 19 Employee Benefits
IAS 27 (revised)	Separate Financial Statements
IAS 28 (revised)	Investments in Associates and Joint Ventures
IFRIC 20	Stripping Costs in the Production Phase of a Surface Mine
Annual Improvements 2009-2011 Cycle	Amendments to a number of IFRSs issued in May 2012

The adoption of these new and revised IFRSs and interpretations has had no significant financial effects on the interim financial information and there have been no significant changes to the accounting policies applied in the interim financial information.

The Group has not early adopted the new and revised IFRSs that have been issued, but are not yet effective.

2.	SEGMENT REPORTING

The Group currently operates in one business segment, namely, the management of its casino and hotel resort. A single management team reports to the chief operating decision-maker who comprehensively manages the entire business. Accordingly, the Group does not have separate reportable segments.

3.	OTHER OPERATING EXPENSES

	Group
	For the Six Months Ended 30 June
	2013	2012
	HK$	HK$
	(in thousands)
	(unaudited)	(unaudited)
Gaming promoters’ commissions	1,002,367	949,397
Royalty fees	596,444	577,752
Cost of sales	270,334	311,381
Advertising and promotions	115,741	122,833
Utilities and fuel	91,908	94,257
Corporate support services and other	78,460	91,459
Operating supplies and equipment	71,890	73,482
Repairs and maintenance expense	56,731	56,002
Other support services	27,398	21,007
Operating rental expenses	15,095	12,400
Provision (reversal of provision) for doubtful accounts, net	12,077	(24,962)
Auditor’s remuneration	2,065	2,185
Other	118,464	117,972

	2,458,974	2,405,165

4.	FINANCE REVENUES

	Group
	For the Six Months Ended 30 June
	2013	2012
	HK$	HK$
	(in thousands)
	(unaudited)	(unaudited)
Interest income from:
Available-for-sale investments
— listed	2,592	4,930
— unlisted	1,024	1,294
Cash at banks	58,033	18,707

	61,649	24,931

5.	INCOME TAX EXPENSE

	Group
	For the Six Months Ended 30 June
	2013	2012
	HK$	HK$
	(in thousands)
	(unaudited)	(unaudited)
Income tax expense: current — overseas	7,524	7,524

No provision for Hong Kong profit tax for the six months ended 30 June 2013 has been made as there was no assessable profit generated in Hong Kong (six months ended 30 June 2012: Nil). Taxation for overseas jurisdictions is charged at the appropriate prevailing rates ruling in the respective jurisdictions and the maximum rate is 12% (six months ended 30 June 2012: 12%). For the six months ended 30 June 2013, the current tax provision of HK$7.5 million results from the current income tax expense accrued by our subsidiaries owning WRM’s shares under the WRM Shareholder Dividend Tax Agreement (six months ended 30 June 2012: HK$7.5 million). Effective 6 September 2006, WRM received a 5-year exemption from Macau’s 12% Complementary Tax on casino gaming profits (the “Tax Holiday”). On 30 November 2010, WRM received an additional 5-year exemption effective from 1 January 2011 through 31 December 2015. Accordingly, the Group was exempted from the payment of approximately HK$399.1 million in such tax for the six months ended 30 June 2013 (six months ended 30 June 2012: HK$363.2 million). The Group’s non-gaming profits remain subject to the Macau Complementary Tax and its casino winnings remain subject to the Macau Special Gaming Tax and other levies in accordance with its Concession Agreement.

In June 2009, WRM entered the WRM Shareholder Dividend Tax Agreement, effective retroactively to 2006, with the Macau Special Administrative Region that provided for annual payments of MOP7.2 million (approximately HK$7.0 million) to the Macau Special Administrative Region in lieu of Complementary Tax on dividend distributions to its shareholders from gaming profits. The term of this agreement was five years, which coincided with the Tax Holiday which began in 2006. In November 2010, WRM applied for a 5-year extension of this agreement. In August 2011, the 5-year extension was granted with an annual payment of MOP15.5 million (approximately HK$15.0 million) due to the Macau Special Administrative Region for each of the years 2011 through 2015.

The Group is exempted from income tax in the Isle of Man and the Cayman Islands. The Group’s subsidiaries file income tax returns in Macau and various foreign jurisdictions as required by law. The Group’s income tax returns are subject to examinations by tax authorities in the locations where it operates. The Group’s 2008 to 2012 Macau Complementary Tax returns remain subject to examination by the Financial Services Bureau of the Government of the Macau Special Administrative Region (The “Financial Services Bureau”). In July 2012, the Financial Services Bureau commenced an examination of the 2008 Macau Complementary Tax return of WRM. In November 2012, WRM received the results of the Financial Services Bureau’s examination of its 2008 Macau Complementary Tax returns and WRM did not need to make any additional tax payment. In March 2013, the Financial Services Bureau commenced an examination of the 2009, 2010 and 2011 Macau Complementary Tax returns for WRM. Since the examination is in its initial stage, the Group is unable to determine if it will conclude within the next 12 months. The Group believes that its liability for uncertain tax positions is adequate with respect to these years.

In January 2013, the Financial Services Bureau examined the 2009 and 2010 Macau Complementary Tax returns of Palo. The examination resulted in no change to the tax returns.

Quarterly, the Group reviews any potentially unfavorable tax outcome and when an unfavorable outcome is identified as being probable and can be reasonably estimated, the Group then establishes a tax reserve for such possible unfavorable outcome. Estimating potential tax outcomes for any uncertain tax issues is highly judgmental and may not be indicative of the ultimate settlement with the tax authorities.

As of 30 June 2013 and 31 December 2012, the Group has unrecognized tax losses and the Group believes that these unrecognized tax losses are adequate to offset adjustments that might be proposed by the Macau tax authorities. The Group believes that it has adequately provided reasonable reserves for prudent and foreseeable outcomes related to uncertain tax matters.

6.	EARNINGS PER SHARE ATTRIBUTABLE TO OWNERS OF THE COMPANY

The calculation of basic earnings per Share for the six months ended 30 June 2013 is based on the consolidated net profit attributable to owners of the Company and on the weighted average number of Shares of 5,187,550,000 in issue during the period (six months ended 30 June 2012: 5,187,550,000).

The calculation of diluted earnings per Share for the six months ended 30 June 2013 is based on the consolidated net profit attributable to owners of the Company and on the weighted average number of 5,188,002,997 Shares (six months ended 30 June 2012: 5,187,937,083); including Shares of 5,187,550,000 in issue during the period (six months ended 30 June 2012: 5,187,550,000) plus 452,997 (30 June 2012: 387,083) potential Shares arising from exercise of share options.

7.	DIVIDENDS PAID AND PROPOSED

	Group
	For the Six Months Ended 30 June
	2013	2012
	HK$	HK$
	(in thousands)
	(unaudited)	(unaudited)
2012 final dividend of HK$1.24 per Share paid	6,432,562	—

The 2012 final dividend was approved by the Shareholders on 16 May 2013 and paid during the six months ended 30 June 2013.

On 22 August 2013, the Board resolved to declare an interim dividend of HK$0.50 per Share amounting to HK$2,593,775,000 for the six months ended 30 June 2013 (six months ended 30 June 2012: Nil).

8.	AVAILABLE-FOR-SALE INVESTMENTS

	Group
	As at	As at
	30 June	31 December
	2013	2012
	HK$	HK$
	(in thousands)
	(unaudited)	(audited)
Listed debt securities, at fair value:
Hong Kong	63,426	62,581
Elsewhere	—	205,491

	63,426	268,072

Unlisted debt securities, at fair value	156,513	153,760

	219,939	421,832

Portion classified as non-current	—	(36,334)

Current portion	219,939	385,498

During the six months ended 30 June 2013, the gross gain in respect of the Group’s available-for-sale investments recognized in other comprehensive income amounted to HK$802,000 (six months ended 30 June 2012: HK$5.8 million) and gross gain of approximately HK$9,000 (six months ended 30 June 2012: Nil) was reclassified from other comprehensive income to profit before tax for the period.

The investments are all denominated in Offshore RMB and have fixed interest rates ranging from 1.35% to 4.63% and will mature between one month and one year.

9.	TRADE AND OTHER RECEIVABLES

	Group
	As at	As at
	30 June	31 December
	2013	2012
	HK$	HK$
	(in thousands)
	(unaudited)	(audited)
Casino	618,391	657,120
Hotel	7,652	10,177
Retail leases and other	190,068	209,677

	816,111	876,974
Less: allowance for doubtful accounts	(300,581)	(294,025)

Total trade and other receivables, net	515,530	582,949

An aged analysis of trade and other receivables is as follows:

	Group
	As at	As at
	30 June	31 December
	2013	2012
	HK$	HK$
	(in thousands)
	(unaudited)	(audited)
Within 30 days	168,454	295,776
31 to 60 days	125,804	94,243
61 to 90 days	136,748	93,763
Over 90 days	385,105	393,192

	816,111	876,974
Less: allowance for doubtful accounts	(300,581)	(294,025)

Net of allowance for doubtful accounts	515,530	582,949

Substantially all of the trade and other receivables as at 30 June 2013 and 31 December 2012 were repayable within 14 days.

10.	ACCOUNTS PAYABLE

During the six months ended 30 June 2013 and 2012, the Group normally received credit terms of 30 days. An aged analysis of accounts payable as at the end of the reporting period, based on invoice dates, is as follows:

	Group
	As at 30 June 2013	As at 31 December 2012
	HK$	HK$
	(in thousands)
	(unaudited)	(audited)
Within 30 days	1,231,597	895,481
31 to 60 days	21,017	41,181
61 to 90 days	32,238	1,286
Over 90 days	12,649	30,789

	1,297,501	968,737

11.	OTHER PAYABLES AND ACCRUALS

Other payables and accruals consist of the following as at 30 June 2013 and 31 December 2012:

	Group
	As at 30 June 2013	As at 31 December 2012
	HK$	HK$
	(in thousands)
	(unaudited)	(audited)
Current:
Gaming taxes payable	1,157,807	1,155,504
Outstanding chip liabilities	4,275,129	2,572,680
Customer deposits	883,788	803,735
Donation payable	77,670	77,670
Other liabilities	248,914	292,649

	6,643,308	4,902,238

Non-current:
Donation payable	471,550	533,774

Total	7,114,858	5,436,012

12.	INTEREST-BEARING BANK LOANS

The Amended Wynn Macau Credit Facilities may be used for construction and development commitments or for other uses and are repayable as follows:

	Group
	As at	As at
	30 June	31 December
	2013	2012
	HK$	HK$
	(in thousands)
	(unaudited)	(audited)
In the fifth year	2,919,758	2,919,083
After the fifth year	2,919,758	2,919,084

	5,839,516	5,838,167

Less: debt financing costs, net	(309,500)	(344,397)

	5,530,016	5,493,770

Portion classified as non-current	(5,530,016)	(5,493,770)

Current portion	—	—

The Amended Wynn Macau Credit Facilities total US$2.3 billion equivalent (approximately HK$17.9 billion), consisting of a US$750 million equivalent (approximately HK$5.8 billion) fully funded senior term loan facility and a US$1.55 billion equivalent (approximately HK$12.1 billion) senior revolving credit facility.

The term loan facility matures in July 2018 with the principal amount to be repaid in two equal installments in July 2017 and July 2018. The final maturity for the revolving credit facility is July 2017, by which date any outstanding revolving loans must be repaid. Borrowings under the Amended Wynn Macau Credit Facilities bore interest for the first six months from the closing on 31 July 2012 at a rate of LIBOR or HIBOR plus a margin of 2.50%. For the remainder of the term, the interest rate is LIBOR or HIBOR plus a margin of between 1.75% to 2.50% based on WRM’s leverage ratio.

As at 30 June 2013, the Group had approximately HK$12.1 billion in funding available under the revolving credit facility of the Amended Wynn Macau Credit Facilities.

On 30 July 2013, WRM exercised its option to increase the senior term loan facility by US$200 million (approximately HK$1.6 billion) equivalent pursuant to the terms and provisions of the Amended Wynn Macau Credit Facilities. The US$200 million (approximately HK$1.6 billion) equivalent term loan facility was fully funded as of 31 July 2013 and is required to be used for the payment of certain Cotai related construction and development costs. This additional US$200 million (approximately HK$1.6 billion) equivalent will mature on 31 July 2018 and will bear interest at HIBOR plus a margin between 1.75% to 2.50% based on WRM’s leverage ratio.

13.	RELATED PARTY DISCLOSURES

As at the end of the period, amounts due from/(to) related companies are unsecured, interest-free and repayable on demand.

The Group had the following material transactions with related companies:

			Group For the Six Months Ended 30 June
			2013 HK$	2012 HK$
			(in thousands)
Name of Related Company	Relation to the Company	Primary Nature of Transactions	(unaudited)	(unaudited)
Wynn Resorts, Limited	Ultimate parent company	Royalty fees (i)	596,444	577,752
Wynn Resorts, Limited	Ultimate parent company	Corporate support services (ii)	73,608	80,662
Wynn Resorts, Limited	Ultimate parent company	Share-based payment expenses	14,942	(2,629)
WIML	Subsidiary of Wynn Resorts, Limited	International marketing expenses (iii)	24,732	17,713
Worldwide Wynn	Subsidiary of Wynn Resorts, Limited	Staff secondment payroll charges (iv)	44,000	54,181
Wynn Design & Development	Subsidiary of Wynn Resorts, Limited	Design/development payroll (v)	40,130	30,838
Las Vegas Jet, LLC	Subsidiary of Wynn Resorts, Limited	Airplane usage charges (ii)	5,693	14,193

All of the above transactions are noted as continuing related party transactions.

Notes:

(i)	Royalty fees

The license fee payable to Wynn Resorts Holdings, LLC equals the greater of (1) 3% of the IP gross monthly revenues, and (2) US$1.5 million (approximately HK$11.6 million) per month.

(ii)	Corporate support services

The annual fee for the services provided by Wynn Resorts, Limited is based on an allocation of the actual proportion of Wynn Resorts, Limited’s annual corporate departments’ costs (including salaries and benefits for such employees during the period in which such services are rendered) and overhead expense related to the provision of such services, and in any event, such annual fee shall not exceed 50% of the aggregate annual corporate departments’ costs and overhead expense incurred by Wynn Resorts, Limited during any financial year.

Wynn Resorts, Limited allows WRM and its employees to use aircraft assets owned by Wynn Resorts, Limited and its subsidiaries (other than the Group) at hourly rates set by Las Vegas Jet, LLC, a subsidiary of Wynn Resorts, Limited.

(iii)	International marketing expenses

These administrative, promotional and marketing services are provided through branch offices located in various cities around the world under the direction and supervision provided by WIML. For the services provided under this arrangement, WIML charges a service fee equal to the total costs it incurs in rendering the services plus 5%.

(iv)	Staff secondment payroll charges

Worldwide Wynn, a subsidiary of Wynn Resorts, Limited, is responsible for supplying management personnel to WRM for pre-determined lengths of time through secondment arrangements. Worldwide Wynn was compensated for these services with a service fee equal to its aggregate costs plus 5% to Worldwide Wynn of the seconded employees during the periods of secondment to WRM.

(v)	Design/development payroll

Wynn Design & Development provides design and development services to the Group in connection with the Group’s project in Cotai. A service fee is charged at cost incurred by Wynn Design & Development to the Group for the services provided.

The above transactions were carried out on terms mutually agreed between the Group and the related companies. There were no significant charges from the Group to the related companies during the six months ended 30 June 2013 and 2012. In the opinion of the Directors, the related party transactions were conducted in the ordinary and usual course of the Group’s business.

All such outstanding balances between the Group and the related companies are deemed to be trade in nature.

Home Purchase

In May 2010, Worldwide Wynn entered into a new employment agreement with Ms. Linda Chen, who is also a director of Wynn Macau, Limited. Under the terms of the employment agreement, Worldwide Wynn caused WRM to purchase a house in Macau for use by Ms. Chen. As at 30 June 2013, the net carrying amount of the house together with improvements and its land lease right was HK$65.3 million (31 December 2012: HK$66.9 million).

MANAGEMENT DISCUSSION AND ANALYSIS

OVERVIEW

Wynn Macau opened to the public on 6 September 2006 at the center of casino activities on the urban Macau peninsula. In December 2007 and November 2009, Wynn Macau completed expansions, adding more gaming space and additional food and beverage and retail amenities. Encore at Wynn Macau, a further expansion of Wynn Macau that added a fully integrated resort hotel, opened in April 2010.

Our Macau resort complex features:

•	Approximately 275,000 square feet of casino space, offering 24-hour gaming and a full range of games, including private gaming salons, sky casinos and a poker pit;

•	Two luxury hotel towers with a total of 1,008 spacious guest rooms and suites;

•	Casual and fine dining in eight restaurants;

•

Approximately 57,000 square feet of high-end, brand-name retail shopping, including stores and boutiques such as Bvlgari, Cartier, Chanel, Dior, Dunhill, Ermenegildo Zegna, Ferrari, Giorgio Armani, Graff, Gucci, Hermes, Hugo Boss, Jaeger LeCoultre, Louis Vuitton, Miu Miu, Piaget, Prada, Roger Dubuis, Rolex, Tiffany, Tudor, Vacheron Constantin, Van Cleef & Arpels, Versace, Vertu, and others;

•	Recreation and leisure facilities, including two health clubs and spas, a salon, and a pool; and

•	Lounges and meeting facilities.

The following table presents the number of casino games available at our Macau Operations:

	As at 30 June
	2013	2012
VIP table games	285	290
Mass market table games	205	203
Slot machines	884	939
Poker tables	10	11

In response to on-going evaluation of our operations and the feedback from our guests, we have been, and will continue to make enhancements and refinements to our resort complex.

Cotai Development

The Group is constructing a full scale integrated resort containing a casino, luxury hotel, convention, retail, entertainment and food and beverage offerings on 51 acres of land in the Cotai area of Macau (the “Cotai Land”). The Group estimates the project budget to be approximately HK$31.0 billion and anticipates opening the resort in the first half of 2016. In February 2013, the Group started pre-foundation work and continues to remain in-line with the construction schedule.

On 29 July 2013, WRM, Palo and Leighton Contractors (Asia) Limited (as the general contractor) entered into a supplemental agreement concerning the construction of the Group’s Cotai project and confirming, among other things, the guaranteed maximum price for the construction works undertaken by the general contractor (the “Contractor Works”). The 29 July 2013 agreement supplements the agreement between the same parties dated 9 November 2012 (both agreements collectively the “Cotai Construction Agreement”). The scope of the Contractor Works under the Cotai Construction Agreement includes construction, project management, substructure, structural, design and architectural works, facades, exterior finishes, certain interior finishes, mechanical, electrical and plumbing installations, external landscaping work, underground drainage and utilities service works. The general contractor must complete the Contractor Works in accordance with the detailed terms of the Cotai Construction Agreement in good faith and by furnishing its best skill and judgment. The general contractor is obligated to substantially complete the project in the first half of 2016 for a guaranteed maximum price of approximately HK$20.0 billion. An early completion bonus which has been factored in the guaranteed maximum price for achievement of substantial completion on or before 25 January 2016 will be paid to the general contractor if certain conditions are satisfied under the Cotai Construction Agreement. Both the contract time and guaranteed maximum price are subject to further adjustment under certain conditions. The performance of the general contractor is backed by a full completion guarantee given by Leighton Holdings Limited, the parent company of the general contractor, as well as a performance bond for 5% of the guaranteed maximum price.

Macau

Macau, which was a territory under Portuguese administration for approximately 450 years, was transferred from Portuguese to Chinese political control in December 1999. Macau is governed as a special administrative region of China and is located approximately 37 miles southwest of, and approximately one hour away via ferry from, Hong Kong. Macau, which has been a casino destination for more than 40 years, consists principally of a peninsula on mainland China, and two neighboring islands, Taipa and Coloane. We believe that Macau is located in one of the world’s largest concentrations of potential gaming customers. According to Macau statistical information, casinos in Macau generated approximately HK$166.5 billion in gaming revenue during the six months ended 30 June 2013, an increase of approximately 15.3% over the approximate HK$144.4 billion generated in the six months ended 30 June 2012, making Macau the largest gaming market in the world.

FACTORS AFFECTING OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Tourism

The levels of tourism and overall gaming activities in Macau are key drivers of our business. Both the Macau gaming market and visitation to Macau have grown significantly in the last few years; however, tourist arrivals to Macau remained stable during the six months ended 30 June 2013 compared to the six months ended 30 June 2012. We have benefited from the rise in visitation to Macau over the past several years.

Macau’s gaming market is primarily dependent on tourists. Tourist arrivals for the six months ended 30 June 2013 were 14.1 million compared to 13.6 million for the same period last year. The Macau market has experienced tremendous growth in capacity since the opening of Wynn Macau. As at 31 May 2013, there were 28,065 hotel rooms and as at 30 June 2013, there were 5,746 table games in Macau, compared to 12,978 hotel rooms and 2,762 table games as at 31 December 2006.

Gaming customers traveling to Macau typically come from nearby destinations in Asia including mainland China, Hong Kong, Taiwan, South Korea and Singapore. According to the Macau Statistics and Census Service Monthly Bulletin of Statistics, approximately 90.0% of visitors to Macau for the six months ended 30 June 2013 were from mainland China, Hong Kong, and Taiwan.

Tourism levels in Macau are affected by a number of factors, all of which are beyond our control. Key factors affecting tourism levels in Macau may include, among others:

•	Prevailing economic conditions in mainland China and Asia;

•	Various countries’ policies on currency restrictions and the issuance of travel visas that may be in place from time to time;

•	Competition from other destinations which offer gaming and leisure activities;

•	Occurrence of natural disasters and disruption of travel; and

•	Possible outbreaks of infectious disease.

Economic and Operating Environment

Our operating environment has remained stable during the six months ended 30 June 2013. However, economic conditions can have a significant impact on our business. A number of factors, including a slowdown in the global economy, contracting credit markets, reduced consumer spending, various countries’ policies that affect travel to Macau and any outbreak of infectious diseases can negatively impact the gaming industry in Macau and our business.

Competition

Since the liberalization of Macau’s gaming industry in 2002, there has been a significant increase in the number of casino properties in Macau. There are six gaming operators in Macau, including WRM. The three concessionaires are WRM, SJM, and Galaxy. The three subconcessionaires are Melco Crown, MGM Macau, and Venetian Macau. As at 30 June 2013, there were approximately 35 casinos in Macau, including 20 operated by SJM. Each of the six gaming operators has operating casinos and expansion plans announced or underway.

Wynn Macau also faces competition from casinos located in other areas of Asia, such as Resorts World Sentosa and Marina Bay Sands, respectively, in Singapore and Resorts World Genting located outside of Kuala Lumpur, Malaysia. Wynn Macau also faces competition from the Philippines where Solaire Resort and Casino opened in March 2013 and several other major casino resorts are scheduled to open over the next few years. Wynn Macau also encounters competition from other major gaming centers located around the world, including Australia and Las Vegas, cruise ships in Asia that offer gaming, and other casinos throughout Asia. Further, if current efforts to legalize gaming in other Asian countries are successful, Wynn Macau will face additional regional competition.

Gaming Promoters

A significant amount of our casino play is brought to us by gaming promoters. Gaming promoters have historically played a critical role in the Macau gaming market and are important to our casino business.

Gaming promoters introduce premium VIP players to Wynn Macau and often assist those clients with their travel and entertainment arrangements. In addition, gaming promoters often grant credit to their players. In exchange for their services, Wynn Macau generally pays the gaming promoters a commission which is a percentage of the gross gaming win generated by each gaming promoter. Approximately 80% of these commissions are netted against casino revenues, because such commissions approximate the amount of the commission returned to the VIP players by the gaming promoters, and approximately 20% of these commissions are included in other operating expenses, which approximate the amount of the commission ultimately retained by the gaming promoters as compensation. The total amount of commissions paid to gaming promoters and netted against casino revenues was HK$4.0 billion and HK$3.8 billion for the six months ended 30 June 2013 and 2012, respectively. Commissions increased 5.6% for the six months ended 30 June 2013 compared to the six months ended 30 June 2012, as VIP gross table games win increased due to a higher win percentage.

We typically advance commissions to gaming promoters at the beginning of each month to facilitate their working capital requirements. These advances are provided to a gaming promoter and are offset by the commissions earned by such gaming promoter during the applicable month. The aggregate amounts of exposure to our gaming promoters, which is the difference between commissions advanced to each individual gaming promoter, and the commissions payable to each such gaming promoter, were HK$492.1 million and HK$626.7 million as at 30 June 2013 and 2012, respectively. At the end of each month any commissions outstanding are cleared no later than the fifth day of the succeeding month and prior to the advancement of any further funds to a gaming promoter. We believe we have developed strong relationships with our gaming promoters. Our commission percentages have remained stable throughout our operating history.

In addition to commissions, gaming promoters each receive a monthly complimentary allowance based on a percentage of the turnover their clients generate. The allowance is available for room, food and beverage and other products and services for discretionary use with the gaming promoter’s clients.

Premium Credit Play

We selectively extend credit to our VIP players contingent upon our marketing team’s knowledge of the players, their financial background and payment history. We follow a series of credit procedures and require various signed documents from each credit recipient that are intended to ensure, among other things that, if permitted by applicable law, the debt can be legally enforced in the jurisdiction where the player resides. In the event the player does not reside in a jurisdiction where gaming debts are legally enforceable, we can attempt to assert jurisdiction over assets the player maintains in jurisdictions where gaming debts are recognized. In addition, we typically require a check in the amount of the applicable credit line from credit players, collateralizing the credit we grant to a player.

Number and Mix of Table Games and Slot Machines

The mix of VIP table games, mass table games and slot machines in operation at our resort changes from time to time as a result of marketing and operating strategies in response to changing market demand and industry competition. The shift in the mix of our games will affect casino profitability.

ADJUSTED EBITDA

Adjusted EBITDA is earnings before finance costs, taxes, depreciation, amortization, pre-opening costs, property charges and other, net, share-based payments, and other non-operating income and expenses. Adjusted EBITDA is presented exclusively as a supplemental disclosure because our Directors believe that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Our Adjusted EBITDA presented herein also differs from the Adjusted EBITDA presented by Wynn Resorts, Limited for its Macau segment in its filings with the SEC, primarily due to the inclusion of royalty fees, adjustments for IFRS differences with U.S. GAAP, corporate support services and other support services in arriving at operating profit.

The following table sets forth a quantitative reconciliation of Adjusted EBITDA to its most directly comparable IFRS measurement, operating profit, for the six months ended 30 June 2013 and 2012.

	For the Six Months Ended
	30 June
	2013	2012
	HK$	HK$
	(in thousands)
Operating profit	3,648,501	3,414,727
Add
Depreciation and amortization	451,936	447,894
Pre-opening costs	7,100	—
Property charges and other, net	(6,381)	45,135
Share-based payments	16,745	(1,497)
Wynn Macau, Limited corporate expenses	25,127	25,866

Adjusted EBITDA	4,143,028	3,932,125

REVIEW OF HISTORICAL OPERATING RESULTS

Summary Breakdown Table

The following table presents certain selected statement of comprehensive income line items and certain other data.

	For the Six Months Ended 30 June
	2013	2012
	HK$	HK$
	(in thousands, except for averages, daily win figures and number of tables and slot machines)
Total casino revenues(1)	13,995,004	13,556,022

Rooms(2)	73,529	67,315
Food and beverage(2)	93,182	94,192
Retail and other(2)	758,020	707,370

Total operating revenues	14,919,735	14,424,899

VIP table games turnover	452,212,945	495,914,216
VIP gross table games win(1)	13,728,620	13,334,253

Mass market table games drop(3)	10,174,605	10,705,615
Mass market gross table games win(1), (3)	3,570,317	3,213,941

Slot machine handle	17,747,645	20,392,692
Slot machine win(1)	924,815	1,062,511

Average number of gaming tables(4)	492	490
Daily gross win per gaming table(5)	194,438	185,578

Average number of slots(4)	856	927
Average daily win per slot(5)	5,968	6,300

Notes:

(1)	Total casino revenues do not equal the sum of “VIP gross table games win,” “mass market gross table games win” and “slot machine win” because casino revenues are reported net of the relevant commissions. The following table presents a reconciliation of the sum of “VIP gross table games win,” “mass market gross table games win” and “slot machine win” to total casino revenues.

	For the Six Months Ended 30 June
	2013	2012
	HK$	HK$
	(in thousands)
VIP gross table games win	13,728,620	13,334,253
Mass market gross table games win	3,570,317	3,213,941
Slot machine win	924,815	1,062,511
Poker revenues	66,346	72,669
Commissions	(4,295,094)	(4,127,352)

Total casino revenues	13,995,004	13,556,022

(2)	Promotional allowances are excluded from revenues in the accompanying condensed consolidated statement of comprehensive income prepared in accordance with IFRS. Management also evaluates non-casino revenues on an adjusted basis.

The following table presents a reconciliation of net non-casino revenues as reported in our condensed consolidated statement of comprehensive income to gross non-casino revenues calculated on the adjusted basis. The adjusted non-casino revenues as presented below are used for management reporting purposes and are not representative of revenues as determined under IAS 18.

	For the Six Months Ended 30 June
	2013	2012
	HK$	HK$
	(in thousands)
Room revenues	73,529	67,315
Promotional allowances	374,351	389,412

Adjusted room revenues	447,880	456,727

Food and beverage revenues	93,182	94,192
Promotional allowances	273,695	285,828

Adjusted food and beverage revenues	366,877	380,020

Retail and other revenues	758,020	707,370
Promotional allowances	19,210	31,306

Adjusted retail and other revenues	777,230	738,676

(3)	Mass market customers purchase gaming chips at either the gaming tables or the casino cage. Chips purchased at the casino cage are excluded from table games drop and will increase the expected win percentage. With the increased purchases at the casino cage, we believe the relevant indicator of volumes in the mass market should be table games win.

(4)	For purposes of this table, we calculate average number of gaming tables and average number of slots as the average numbers of gaming tables and slot machines in service on each day in the period.

(5)	Daily gross win per gaming table and daily win per slot are presented in this table on the basis of the average number of gaming tables and average number of slots, respectively, over the number of days Wynn Macau and Encore were open in the applicable period. In addition, the total table games win figures used herein do not correspond to casino revenues figures in our financial information because figures in our financial information are calculated net of commissions and the total table games win herein is calculated before commissions.

Discussion of Results of Operations

Financial results for the six months ended 30 June 2013 compared to financial results for the six months ended 30 June 2012

Operating Revenues

Total operating revenues increased slightly from HK$14.4 billion in the six months ended 30 June 2012 to HK$14.9 billion in the six months ended 30 June 2013.

Casino Revenues

Casino revenues increased 3.2% from HK$13.6 billion (94.0% of total operating revenues) in the six months ended 30 June 2012 to HK$14.0 billion (93.8% of total operating revenues) in the six months ended 30 June 2013. The components and reasons are as follows:

VIP casino gaming operations. VIP gross table games win increased by 3.0%, from HK$13.3 billion in the six months ended 30 June 2012 to HK$13.7 billion in the six months ended 30 June 2013. VIP table games turnover decreased by 8.8%, from HK$495.9 billion in the six months ended 30 June 2012 to HK$452.2 billion in the six months ended 30 June 2013. VIP gross table games win as a percentage of turnover (calculated before commissions) was 2.69% in the six months ended 30 June 2012 compared to 3.04% in the six months ended 30 June 2013, which was above our expected range of 2.7% to 3.0%.

Mass market casino gaming operations. Mass market gross table games win increased by 11.1%, from HK$3.2 billion in the six months ended 30 June 2012 to HK$3.6 billion in the six months ended 30 June 2013. Mass market table games drop decreased 5.0% from HK$10.7 billion in the six months ended 30 June 2012 to HK$10.2 billion in the six months ended 30 June 2013. The mass market gross table games win percentage was 30.0% in the six months ended 30 June 2012 compared to 35.1% in the six months ended 30 June 2013.

Slot machine gaming operations. Slot machine win decreased by 13.0% from HK$1.1 billion in the six months ended 30 June 2012 to HK$924.8 million in the six months ended 30 June 2013. Slot machine handle decreased by 13.0%, from HK$20.4 billion in the six months ended 30 June 2012 to HK$17.7 billion in the six months ended 30 June 2013. Slot machine win per unit per day decreased 5.3% from HK$6,300 in the six months ended 30 June 2012 to HK$5,968 in the six months ended 30 June 2013. Slot machine win, slot machine handle and slot machine win per unit per day decreased primarily due to increased competition in the premium slot segment.

Non-casino Revenues

Net non-casino revenues, which include rooms, food and beverage and retail and other revenues, increased by 6.4%, from HK$868.9 million (6.0% of total operating revenues) in the six months ended 30 June 2012 to HK$924.7 million (6.2% of total operating revenues) in the six months ended 30 June 2013. The increase in revenues was largely due to stronger retail sales in the six months ended 30 June 2013.

Room. Our room revenues, which exclude promotional allowances in our condensed consolidated statement of comprehensive income, increased by 9.2% from HK$67.3 million in the six months ended 30 June 2012 to HK$73.5 million in the six months ended 30 June 2013.

Management also evaluates room revenues on an adjusted basis which include promotional allowances. Adjusted room revenues including promotional allowances decreased by 1.9% from HK$456.7 million in the six months ended 30 June 2012 to HK$447.9 million in the six months ended 30 June 2013.

During the second quarter of 2013, we began a renovation of the approximately 600 guest rooms in the original Wynn Macau tower, contributing to an approximate 5% reduction in the number of available room-nights compared to the second quarter of 2012. We expect to complete the guest room renovation by the end of 2013.

The following table presents additional information about our adjusted room revenues (which include promotional allowances):

Adjusted room revenues information

	For the Six Months Ended 30 June
	2013		2012
Adjusted Average Daily Rate
(includes promotional allowances of
HK$2,048 in the six months ended 30 June 2013 and
HK$2,129 in the six months ended 30 June 2012)	HK$	2,440	HK$	2,489

Occupancy		94.7%		90.7%

Adjusted REVPAR (includes promotional allowances of
HK$1,939 in the six months ended 30 June 2013 and
HK$1,930 in the six months ended 30 June 2012)	HK$	2,310	HK$	2,256

Food and beverage. Food and beverage revenues, which exclude promotional allowances in our condensed consolidated statement of comprehensive income, totaled HK$93.2 million in the six months ended 30 June 2013, which was approximately the same as in the six months ended 30 June 2012.

Management also evaluates food and beverage revenues on an adjusted basis including promotional allowances. Food and beverage revenues adjusted to include these promotional allowances decreased by 3.5% from HK$380.0 million in the six months ended 30 June 2012 to HK$366.9 million in the six months ended 30 June 2013. The decrease reflects the conversion of a portion of one of our restaurants into a retail outlet in the six months ended 30 June 2013 compared to the six months ended 30 June 2012.

Retail and other. Our retail and other revenues, which exclude promotional allowances in our condensed consolidated statement of comprehensive income, increased by 7.2%, from HK$707.4 million in the six months ended 30 June 2012 to HK$758.0 million in the six months ended 30 June 2013. The increase was due primarily to strong same store sales growth and the addition of new outlets.

Management also evaluates retail and other revenues on an adjusted basis which includes promotional allowances. Adjusted retail and other revenues including promotional allowances increased by 5.2% from HK$738.7 million in the six months ended 30 June 2012 to HK$777.2 million in the six months ended 30 June 2013, reflecting the strong same store sales growth and the addition of new outlets.

Operating Costs and Expenses

Gaming taxes and premiums. Gaming taxes and premiums increased by 3.3% from HK$7.0 billion in the six months ended 30 June 2012 to HK$7.2 billion in the six months ended 30 June 2013. This increase from the six months ended 30 June 2012 compared to the six months ended 30 June 2013 was due primarily to increased gross gaming win. WRM is subject to a 35% gaming tax on gross gaming win. In addition, WRM is required to pay 4% of its gross gaming win as contributions for public development and social facilities.

Staff costs. Staff costs increased by 1.9%, from HK$1.1 billion in the six months ended 30 June 2012 to HK$1.2 billion in the six months ended 30 June 2013. This increase in staff costs was primarily due to general salary increases offset by a decrease in the number of full-time equivalents.

Other operating expenses. Other operating expenses increased 2.2% from HK$2.4 billion in the six months ended 30 June 2012 to HK$2.5 billion in the six months ended 30 June 2013 primarily due to a change in the estimate for the allowance for doubtful accounts receivable. Based on the results of historical collection patterns and current collection trends, the Group recorded an adjustment of HK$165.0 million in the six months ended 30 June 2012 compared to an adjustment of HK$21.0 million for the six months ended 30 June 2013. These adjustments resulted in a HK$37.0 million increase from a credit of HK$25.0 million in the six months ended 30 June 2012 to a charge of HK$12.0 million in the six months ended 30 June 2013 to the provision for doubtful accounts.

Depreciation and amortization. Depreciation and amortization in the six months ended 30 June 2012 was approximately the same as compared to HK$451.9 million in the six months ended 30 June 2013.

Property charges and other, net. Property charges and other, net decreased from HK$45.1 million in the six months ended 30 June 2012 to a net credit of HK$6.4 million in the six months ended 30 June 2013. Amounts in each period represent the gain/loss on the sale of equipment and other asset as well as costs related to assets retired or abandoned as a result of renovating certain assets of Wynn Macau in response to customer preferences and changes in market demand.

As a result of the foregoing, total operating costs and expenses increased by 2.4%, from HK$11.0 billion in the six months ended 30 June 2012 to HK$11.3 billion in the six months ended 30 June 2013.

Finance Revenues

Finance revenues increased from HK$24.9 million in the six months ended 30 June 2012 to HK$61.6 million in the six months ended 30 June 2013. The increase is primarily due to holding higher average cash balances for the six months ended 30 June 2013 compared to the six months ended 30 June 2012. During 2013 and 2012, our short-term investment strategy has been to preserve capital while retaining sufficient liquidity. While we have recently invested in certain corporate debt securities, the majority of our short-term investments are primarily in time deposits with a maturity of three months or less.

Finance Costs

Finance costs increased by 43.2%, from HK$111.2 million in the six months ended 30 June 2012 to HK$159.2 million in the six months ended 30 June 2013. Finance costs increased in the six months ended 30 June 2013 primarily due to the increase in the amounts outstanding from HK$3.1 billion as at 30 June 2012 to HK$5.8 billion as at 30 June 2013 under the Amended Wynn Macau Credit Facility.

Interest Rate Swaps

As required under the terms of the Amended Wynn Macau Credit Facilities, we entered into agreements to swap the interest on our loans from floating to fixed rates. These transactions did not qualify for hedge accounting.

Changes in the fair value of our interest rate swaps are recorded as an increase or decrease in swap fair value during each period. During the six months ended 30 June 2013 and 30 June 2012, we recorded a gain of HK$129.3 million and HK$20.7 million, respectively, resulting from the increase in the fair value of our interest rate swaps.

Income Tax Expense

For the six months ended 30 June 2013 and 2012, our income tax expense was HK$7.5 million. Our current tax expense for the six months ended 30 June 2013 and 2012 primarily relates to the current tax expense of our subsidiaries owning WRM’s shares under the WRM Shareholder Dividend Tax Agreement.

Net Profit Attributable to Owners of the Company

As a result of the foregoing, net profit attributable to owners of the Company increased by 10.7%, from HK$3.3 billion for the six months ended 30 June 2012 to HK$3.7 billion for the six months ended 30 June 2013.

LIQUIDITY AND CAPITAL RESOURCES

Capital Resources

Since Wynn Macau opened in 2006, we have generally funded our working capital and recurring expenses as well as capital expenditures from cash flow from operations and cash on hand.

Our cash balances as at 30 June 2013 were HK$9.6 billion. Such cash is available for operations, new development activities, enhancements to Wynn Macau and Encore and general corporate purposes.

On 31 July 2012, WRM expanded its availability under the senior secured bank facility to US$2.3 billion (approximately HK$17.9 billion) equivalent consisting of a US$750 million (approximately HK$5.8 billion) equivalent fully funded senior secured term loan facility and a US$1.55 billion (approximately HK$12.1 billion) equivalent senior secured revolving credit facility. Borrowings under the Amended Wynn Macau Credit Facilities, specifically the fully funded term loan, were used to refinance WRM’s existing indebtedness. Future borrowings under the Amended Wynn Macau Credit Facilities will be used to fund the design, development, construction and pre-opening expenses of our Cotai project and for general corporate purposes.

On 30 July 2013, WRM exercised its option to increase the senior term loan facility by US$200 million (approximately HK$1.6 billion) equivalent pursuant to the terms and provisions of the Amended Wynn Macau Credit Facilities. The US$200 million (approximately HK$1.6 billion) equivalent term loan facility was fully funded as of 31 July 2013 and is required to be used for the payment of certain Cotai related construction and development costs. This additional US$200 million (approximately HK$1.6 billion) equivalent will mature on 31 July 2018 and will bear interest at HIBOR plus a margin between 1.75% to 2.50% based on WRM’s leverage ratio.

Investments

As at 30 June 2013, the Group had net investments in Offshore RMB denominated debt securities with maturities of up to one year that amounted to Offshore RMB174.1 million (approximately HK$219.9 million) compared to Offshore RMB338.7 million (approximately HK$421.8 million) as at 31 December 2012.

Gearing Ratio

The gearing ratio is a key indicator of our Group’s capital structure. The gearing ratio is net debt divided by total capital plus net debt. The table below presents the calculation of our gearing ratio as at 30 June 2013 and 31 December 2012.

	As at
	30 June 2013	31 December 2012
	HK$	HK$
	(in thousands except for percentages)
Interest-bearing bank loans, net	5,530,016	5,493,770
Accounts payable	1,297,501	968,737
Land premium payable	700,166	807,104
Other payables and accruals	7,114,858	5,436,012
Construction retention payables	49,469	4,736
Amounts due to related companies	161,142	230,930
Other liabilities	123,638	128,433
Less: cash and cash equivalents	(9,551,018)	(10,475,370)
restricted cash and cash equivalents	—	(768,654)

Net debt	5,425,772	1,825,698
Equity	7,780,860	10,500,670
Total capital	7,780,860	10,500,670
Capital and net debt	13,206,632	12,326,368
Gearing ratio	41.1%	14.8%

Cash Flows

The following table presents a summary of the Group’s cash flows for the six months ended 30 June 2013 and 2012.

	For the Six Months Ended 30 June
	2013	2012
	HK$	HK$
	(in millions)
Net cash generated from operating activities	5,833.7	3,861.3
Net cash used in investing activities	(122.9)	(691.4)
Net cash used in financing activities	(6,654.9)	(1,849.9)

Net (decrease)/increase in cash and cash equivalents	(944.1)	1,320.0
Cash and cash equivalents at beginning of period	10,475.4	5,156.7
Effect of foreign exchange rate changes, net	19.7	(4.5)

Cash and cash equivalents at end of period	9,551.0	6,472.2

Net cash generated from operating activities

Our net cash generated from operating activities is primarily affected by operating profit generated by our Macau Operations and changes in our working capital. Net cash from operating activities was HK$5.8 billion for the six months ended 30 June 2013 compared to HK$3.9 billion for the six months ended 30 June 2012.

Operating profit was HK$3.6 billion for the six months ended 30 June 2013 compared to HK$3.4 billion for the six months ended 30 June 2012.

Net cash used in investing activities

Net cash used in investing activities was HK$122.9 million for the six months ended 30 June 2013, compared to net cash used in investing activities of HK$691.4 million for the six months ended 30 June 2012.

Major expenditures in the six months ended 30 June 2013 included capital expenditures of HK$1.3 billion related primarily to land improvement costs for Cotai and renovation projects to enhance and refine the Macau Operations offset by the HK$768.7 million reduction in restricted cash, HK$206.4 million bond redemption proceeds and HK$155.6 million proceeds from the sale of assets. Major expenditures in the six months ended 30 June 2012 included capital expenditures of HK$323.1 million related primarily to renovation projects to enhance and refine the Macau operations and a HK$389.0 million payment to an unrelated third party in consideration of that party’s relinquishment of certain rights in and to any future development of the Cotai Land.

Net cash used in financing activities

Net cash used in financing activities was HK$6.7 billion during the six months ended 30 June 2013 compared to HK$1.8 billion during the six months ended 30 June 2012.

The increase in net cash used in financing activities was due to the HK$6.4 billion dividend payment made in June 2013. During the six months ended 30 June 2012, cash used in financing activities was primarily due to a HK$1.7 billion repayment of the Wynn Macau Credit Facilities.

Indebtedness

The following table presents a summary of our indebtedness as at 30 June 2013 and 31 December 2012.

Indebtedness information

	As at
	30 June 2013	31 December 2012
	HK$	HK$
	(in thousands)
Senior term loan facility	5,839,516	5,838,167
Less: debt financing costs, net	(309,500)	(344,397)

Total interest-bearing bank loans, net	5,530,016	5,493,770

The Group had approximately HK$12.1 billion available to draw under the Amended Wynn Macau Credit Facilities as at 30 June 2013.

Wynn Macau Credit Facilities

Overview

As at 30 June 2013, the Amended Wynn Macau Credit Facilities consisted of approximately HK$17.9 billion in a combination of Hong Kong dollar and U.S. dollar facilities, including an approximately HK$5.8 billion fully funded senior term loan facility and an approximately HK$12.1 billion senior revolving credit facility. The facilities, specifically the fully funded term loan, were used to refinance WRM’s existing indebtedness in 2012. Future borrowings under the facilities maybe used for a variety of purposes, including investment in our Cotai project, further enhancements at our resort, and general corporate purposes.

The term loan facility matures in July 2018 with the principal amount of the term loan to be repaid in two equal installments in July 2017 and July 2018. The final maturity for the revolving credit facility is July 2017, by which date any outstanding revolving loans must be repaid. The senior secured facilities bore interest for the first six months from the closing on 31 July 2012 at a rate of LIBOR or HIBOR plus a margin of 2.50% . For the remainder of the term, the interest rate is LIBOR or HIBOR plus a margin of 1.75% to 2.50% depending on WRM’s leverage ratio.

As at 30 June 2013, the senior revolving credit facility was undrawn, and we had total bank borrowing under the senior term loan facility of HK$5.8 billion, of which HK$1.9 billion was denominated in U.S. dollars and HK$3.9 billion was denominated in Hong Kong dollars.

On 30 July 2013, WRM exercised its option to increase the senior term loan facility by US$200 million (approximately HK$1.6 billion) equivalent pursuant to the terms and provisions of the Amended Wynn Macau Credit Facilities. The US$200 million (approximately HK$1.6 billion) equivalent term loan facility was fully funded as of 31 July 2013 and is required to be used for the payment of certain Cotai related construction and development costs. This additional US$200 million (approximately HK$1.6 billion) equivalent will mature on 31 July 2018 and will bear interest at HIBOR plus a margin between 1.75% to 2.50% based on WRM’s leverage ratio.

Security and Guarantees

Borrowings under the Amended Wynn Macau Credit Facilities are guaranteed by Palo and by certain subsidiaries of the Company that own equity interest in WRM, and are secured by substantially all of the assets of WRM, the equity interests in WRM and substantially all of the assets of Palo. With respect to the Concession Agreement and WRM’s land concession agreement, the WRM lenders have certain cure rights and consultation rights with the Macau government upon an enforcement by the lenders.

Second Ranking Lender

WRM is also party to a bank guarantee reimbursement agreement with Banco National Ultramarino S.A. to secure a guarantee in favor of the Macau government as required under the Concession Agreement. The amount of this guarantee is MOP300 million (approximately HK$291.3 million) and it lasts until 180 days after the end of the term of the Concession Agreement. The guarantee assures WRM’s performance under the Concession Agreement, including the payment of certain premiums, fines and indemnities for breach. The guarantee is secured by a second priority security interest in the same collateral package securing the Amended Wynn Macau Credit Facilities.

Other Terms

The Amended Wynn Macau Credit Facilities contain representations, warranties, covenants and events of default customary for casino development financings in Macau. The Directors confirm that there is no non-compliance with the financial covenants or general covenants contained in the Amended Wynn Macau Credit Facilities.

The Company is not a party to the credit facilities agreement and related agreements and has no rights or obligations thereunder.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Market risk is the risk of loss arising from adverse changes in market rates and conditions, such as inflation, interest rates, and foreign currency exchange rates.

Foreign Exchange Risks

The financial statements of foreign operations are translated into Hong Kong dollars, the Company’s functional and presentation currency, for incorporation into the condensed consolidated financial information. The majority of our assets and liabilities are denominated in U.S. dollars, Hong Kong dollars, Macau patacas and Offshore RMB, and there are no significant assets and liabilities denominated in other currencies. Assets and liabilities are translated at the prevailing foreign exchange rates in effect at the end of the reporting period. Income, expenditures and cash flow items are measured at the actual foreign exchange rates or average foreign exchange rates for the period. The Hong Kong dollar is linked to the U.S. dollar and the exchange rate between these two currencies has remained relatively stable over the past several years. The Macau pataca is pegged to the Hong Kong dollar, and in many cases the two currencies are used interchangeably in Macau. However, the exchange linkages of the Hong Kong dollar and the Macau pataca, and the Hong Kong dollar to the U.S. dollar, are subject to potential changes due to, among other things, changes in governmental policies and international economic and political developments. In particular, our Group is exposed to foreign exchange risk arising primarily with respect to the Offshore RMB, which does not have pegged exchange linkages to the U.S. dollar, Hong Kong dollar or Macau pataca.

Interest Rate Risks

One of our primary exposures to market risk is interest rate risk associated with our credit facilities, which bear interest based on floating rates. We attempt to manage interest rate risk by managing the mix of long-term fixed rate borrowings and variable rate borrowings supplemented by hedging activities as considered necessary. We cannot assure you that these risk management strategies will have the desired effect, and interest rate fluctuations could have a negative impact on our results of operations.

As at 30 June 2013, the Group had three interest rate swap agreements intended to manage the underlying interest rate risk on borrowings under the Amended Wynn Macau Credit Facilities. Under two swap agreements, the Group pays a fixed interest rate of 0.73% on borrowings of approximately HK$3.95 billion incurred under the Amended Wynn Macau Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable HIBOR at the time of payment. These interest rate swaps fix the all-in interest rate on approximately HK$3.95 billion of borrowings under the Amended Wynn Macau Credit Facilities at approximately 2.48% to 3.23% and mature in July 2017.

Under the third swap agreement, the Group pays a fixed rate of 0.6763% on borrowings of US$243.8 million (approximately HK$1.8 billion) incurred under the Amended Wynn Macau Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable LIBOR at the time of payment. This interest rate swap fixes the all-in interest rate on the US$243.8 million (approximately HK$1.8 billion) of borrowings under the Amended Wynn Macau Credit Facilities at approximately 2.43% to 3.18% and matures in July 2017.

The carrying values of these interest rate swaps on the condensed consolidated statement of financial position approximates their fair values. The fair value approximates the amount the Group would pay if these contracts were settled at the respective valuation dates. Fair value is estimated based upon current, and predictions of future interest rate levels along a yield curve, the remaining duration of the instruments and other market conditions and, therefore, is subject to significant estimation and a high degree of variability of fluctuation between periods. We adjusted this amount by applying a non-performance valuation, considering our creditworthiness or the creditworthiness of our counterparties at each settlement date, as applicable. These transactions did not qualify for hedge accounting. Accordingly, changes in the fair values during the six months ended 30 June 2013 and 2012, were charged to the condensed consolidated statement of comprehensive income.

To the extent there are liabilities of Wynn Macau under the swap agreement, such liabilities are secured by the same collateral package securing the Amended Wynn Macau Credit Facilities.

OFF BALANCE SHEET ARRANGEMENTS

We have not entered into any transactions with special purpose entities nor do we engage in any transactions involving derivatives except for interest rate swaps. We do not have any retained or contingent interest in assets transferred to an unconsolidated entity.

OTHER LIQUIDITY MATTERS

We expect to fund our operations and capital expenditure requirements from operating cash flows, cash on hand and availability under the Amended Wynn Macau Credit Facilities. However, we cannot be sure that operating cash flows will be sufficient for those purposes. We may refinance all or a portion of our indebtedness on or before maturity. We cannot be sure that we will be able to refinance any of the indebtedness on acceptable terms or at all.

New business developments (including the development of our Cotai project) or other unforeseen events may occur, resulting in the need to raise additional funds. There can be no assurances regarding the business prospects with respect to any other opportunity. Any other development would require us to obtain additional financing.

In the ordinary course of business, in response to market demands and client preferences, and in order to increase revenues, we have made and will continue to make enhancements and refinements to our resort. We have incurred and will continue to incur capital expenditures related to these enhancements and refinements.

Taking into consideration our financial resources, including our cash and cash equivalents, internally generated funds and availability under the Amended Wynn Macau Credit Facilities, we believe that we have sufficient liquid assets to meet our working capital and operating requirements for the following 12 months.

RELATED PARTY TRANSACTIONS

For details of the related party transactions, see note 13 to the Interim Financial Information. Our Directors confirm that all related party transactions are conducted on normal commercial terms, and that their terms are fair and reasonable.

PURCHASE, SALE OR REDEMPTION OF COMPANY’S LISTED SECURITIES

Neither the Company, nor any of its subsidiaries purchased, sold or redeemed any of the Company’s shares during the six months ended 30 June 2013.

CORPORATE GOVERNANCE REPORT

The Company is dedicated to maintaining and ensuring high standards of corporate governance practices and the corporate governance principles of the Company are adopted in the best interest of the Company and its Shareholders. The Company’s corporate governance practices are based on the principles, code provisions and certain recommended best practices as set out in the Code.

The Company has complied with the code provisions in the Code for the six months ended 30 June 2013 except for the following deviation from provision A.2.1 of the Code.

Stephen A. Wynn as our Chairman and Chief Executive Officer

Under code provision A.2.1 of the Code, the roles of chairman and chief executive officer should be separate and should not be performed by the same individual. The Company does not at present separate the roles of the chairman and chief executive officer.

Mr. Wynn, the founder of the Company and Wynn Macau, serves as the Chairman and Chief Executive Officer of the Company. The Board has determined that the combination of these roles held singularly by Mr. Wynn is in the best interest of the Company and all Shareholders. The Board believes that the issue of whether to combine or separate the offices of Chairman of the Board and Chief Executive Officer is part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination whether to combine or separate the roles based upon the circumstances. The Board has given careful consideration to separating the roles of Chairman and Chief Executive Officer and has determined that the Company and its Shareholders are best served by the current structure. Mr. Wynn’s combined role promotes unified leadership and direction for the Board and executive management and allows for a single, clear focus for the Company’s operational and strategic efforts.

The combined role of Mr. Wynn as both Chairman and Chief Executive Officer is balanced by the Company’s governance structure, policies and controls. All major decisions are made in consultation with members of the Board and the relevant Board committees. The Company has three Board committees, namely the Audit Committee, Remuneration Committee, and Nomination and Corporate Governance Committee. Each Board committee comprises non-executive Directors only and is chaired by an independent non-executive Director. In addition, there are three independent non-executive Directors on the Board offering independent perspectives. This structure encourages independent and effective oversight of the Company’s operations and prudent management of risk. For the reasons stated above and as a result of the structure, policies and procedures outlined above, and in light of the historical success of Mr. Wynn’s leadership, the Board has concluded that the current Board leadership structure is in the best interests of the Company and its Shareholders.

MODEL CODE FOR SECURITIES TRANSACTIONS BY DIRECTORS

The Company adopted the Model Code on 16 September 2009 as its code of conduct for securities transactions by Directors. On 23 March 2010, the Company adopted its own code of conduct for securities transactions, which was subsequently updated on 28 March 2013. The terms of such code are no less exacting than those set out in the Model Code. Having made specific enquiry of the Directors, all Directors have confirmed that they have complied with the required standard of dealings and code of conduct regarding securities dealings by directors as set out in the Model Code and the Company’s own code of conduct for the six months ended 30 June 2013 with the following exceptions.

Mr. Wynn did not, on two instances as required by the Model Code, notify another Director and obtain a dated written acknowledgment prior to his spouse acquiring shares in the common stock of Wynn Resorts, Limited. The Company considers such non-compliance to be a technical non-compliance only. The relevant transaction did not occur during a blackout period of the Company and only involved an immaterial number of shares in the common stocks of Wynn Resorts, Limited (on the first instance involving 2,000 shares out of a total issued share capital of 100,581,636 shares and on the second instance involving 3,000 shares out of a total issued share capital of 100,624,630 shares), which also represented the entire shareholding of Mr. Wynn’s spouse in Wynn Resorts, Limited. At the time of the acquisition, Mr. Wynn’s spouse was not in possession of any inside information about the Company or Wynn Resorts, Limited. Upon becoming aware of the acquisition, Mr. Wynn gave the required notification of the acquisition.

On 23 February 2013, 50,000 shares in the common stock of Wynn Resorts, Limited vested in favor of Mr. Marc D. Schorr, who was then one of the Directors of the Company, pursuant to an Amended Restricted Stock Agreement with Wynn Resorts, Limited of the same date. Further to an election by Mr. Schorr dated 26 February 2013 in accordance with an offer by Wynn Resorts, Limited to do so, Wynn Resorts, Limited withheld 20,975 of these shares and applied the value thereof (determined based on the market price of the shares of Wynn Resorts, Limited measured as of the vesting date) to make withholding tax payments arising from the vesting of the shares for the benefit of Mr. Schorr. These 20,975 shares were not granted to Mr. Schorr or made available on NASDAQ but were issued and bought by Wynn Resorts, Limited, becoming treasury stock. As a consequence, Mr. Schorr ceased to be interested in 20,975 shares of Wynn Resorts, Limited. The relevant notice to the Company and the Hong Kong Stock Exchange disclosing this event, which is available to the public, was filed on 27 February 2013. Because Mr. Schorr’s election occurred during a blackout period under the Company’s code of conduct for securities transactions, the election constituted a technical violation of that code. The Company reviewed and amended its code on 28 March 2013 in order to permit such transactions, which are common in the context of U.S. companies such as Wynn Resorts, Limited, at any time, so long as the grantee of the shares is not, at the time the election is made, in possession of “inside information”, as such term is defined for purposes of Part XIVA of the Securities and Futures Ordinance about the Company or Wynn Resorts, Limited.

AUDIT COMMITTEE

An Audit Committee has been established by the Company to review and supervise the financial reporting process and internal control procedures of the Group. The Audit Committee comprises one non-executive Director and two independent non-executive Directors of the Company. The Audit Committee members have reviewed the Group’s results for the six months ended 30 June 2013.

INTERIM REPORT

The Group’s unaudited interim financial information for the reporting period has been reviewed by the Company’s Audit Committee members which comprises three non-executive Directors: Mr. Nicholas Sallnow-Smith, Dr. Allan Zeman and Mr. Bruce Rockowitz and by the Company’s auditors in accordance with Hong Kong Standards on Review Engagements 2410, “Review of Interim Financial Information Performed by the Independent Auditor of the Entity” issued by the Hong Kong Institute of Certified Public Accountants. The report on review of the interim financial information by the auditors will be included in the interim report to be sent to the shareholders.

LITIGATION

The Group does not have any material litigation outstanding as at 30 June 2013 and 31 December 2012.

The Group’s affiliates are involved in litigation in addition to the actions noted below, arising in the normal course of business. In the opinion of management, such litigation will not have a material effect on the Group’s financial condition, results of operations or cash flows.

Determination of unsuitability and redemption of Aruze USA, Inc. and affiliates

On 18 February 2012, the Gaming Compliance Committee of Wynn Resorts, Limited concluded an investigation after receiving an independent report by Freeh, Sporkin & Sullivan, LLP (the “Freeh Report”) detailing a pattern of misconduct by Aruze USA, Inc., at the time a stockholder of Wynn Resorts, Universal Entertainment Corporation, Aruze USA, Inc.’s parent company, and Kazuo Okada, the majority shareholder of Universal Entertainment Corporation, who at the time was a director of Wynn Resorts and two of its subsidiaries (collectively, the “Okada Parties”). The factual record presented in the Freeh Report included evidence that the Okada Parties had provided valuable items to certain foreign gaming officials who were responsible for regulating gaming in a jurisdiction in which entities controlled by Mr. Okada were developing a gaming resort. Mr. Okada denied the impropriety of such conduct to members of the board of directors of Wynn Resorts, refused to acknowledge or abide by Wynn Resorts’ anti-bribery policies and refused to participate in the training all other directors received concerning these policies.

Based on the Freeh Report, the board of directors of Wynn Resorts determined that each of the Okada Parties is an “unsuitable person” under Article VII of Wynn Resorts’ articles of incorporation. The board of directors of Wynn Resorts was unanimous (other than Mr. Okada) in its determination. The board of directors of Wynn Resorts also requested that Mr. Okada resign as a director of Wynn Resorts (under Nevada corporation law, a board of directors does not have the power to remove a director) and recommended that Mr. Okada be removed as a member of the Board of Directors of Wynn Macau, Limited. On 18 February 2012, Mr. Okada was removed from the board of directors of Wynn Las Vegas Capital Corp., an indirect wholly owned subsidiary of Wynn Resorts, and on 24 February 2012, he was removed from the Board of Directors of Wynn Macau, Limited. On 22 February 2013, Mr. Okada was removed from the board of directors of Wynn Resorts by a stockholder vote in which 99.6% of the over 86 million shares voted were cast in favor of removal. Additionally, Mr. Okada resigned from the board of directors of Wynn Resorts on 21 February 2013.

Based on the board of directors of Wynn Resorts’ finding of “unsuitability,” on 18 February 2012, Wynn Resorts redeemed and cancelled Aruze USA, Inc.’s 24,549,222 shares of Wynn Resorts’ common stock. Following a finding of “unsuitability,” Article VII of Wynn Resorts’ articles of incorporation authorizes redemption at “fair value” of the shares held by unsuitable persons. Pursuant to the articles of incorporation, Wynn Resorts issued the redemption price promissory note (the “Redemption Note”) to Aruze USA, Inc. in redemption of the shares. The Redemption Note has a principal amount of US$1.94 billion (approximately HK$15.1 billion), matures on 18 February 2022 and bears interest at the rate of 2% per annum, payable annually in arrears on each anniversary of the date of the Redemption Note. The indebtedness evidenced by the Redemption Note is and shall be subordinated in right of payment, to the extent and in the manner provided in the Redemption Note, to the prior payment in full of all existing and future obligations of Wynn Resorts or any of its affiliates in respect of indebtedness for borrowed money of any kind or nature.

Wynn Resorts provided the Freeh Report to appropriate regulators and law enforcement agencies and is cooperating with related investigations that such regulators and agencies have undertaken. The conduct of the Okada Parties and any resulting regulatory investigations could have adverse consequences to Wynn Resorts and its subsidiaries. A finding by regulatory authorities that Mr. Okada violated anti-corruption statutes and/or other laws or regulations applicable to persons affiliated with a gaming licensee on Wynn Resorts’ property and/or otherwise involved Wynn Resorts in criminal or civil violations could result in actions by regulatory authorities against Wynn Resorts and its subsidiaries.

Claims and investigations related to Mr. Okada

On 19 February 2012, Wynn Resorts filed a complaint in the Eighth Judicial District Court, Clark County, Nevada against the Okada Parties, alleging breaches of fiduciary duty and related claims (the “Redemption Action”) arising from the activities addressed in the Freeh Report. Wynn Resorts is seeking compensatory and special damages as well as a declaration that it acted lawfully and in full compliance with its articles of incorporation, bylaws and other governing documents in redeeming and cancelling the shares of Aruze, USA, Inc.

On 12 March 2012, the Okada Parties removed the action to the United States District Court for the District of Nevada (the action was subsequently remanded to Nevada state court). On that same date, the Okada Parties filed an answer denying the claims and a counterclaim (as amended, the “Counterclaim”) that purports to assert claims against Wynn Resorts, each of the members of Wynn Resorts’ board of directors (other than Mr. Okada) and Wynn Resorts’ General Counsel (the “Wynn Parties”). The Counterclaim alleges, among other things: (1) that the shares of Wynn Resorts common stock owned by Aruze USA, Inc. were exempt from the redemption-for-unsuitability provisions in the Wynn Resorts articles of incorporation (the “Articles”) pursuant to certain agreements executed in 2002; (2) that the Wynn Resorts directors who authorized the redemption of Aruze USA, Inc.’s shares acted at the direction of Mr. Stephen A. Wynn and did not independently and objectively evaluate the Okada Parties’ suitability, and by so doing, breached their fiduciary duties; (3) that the Wynn Resorts directors violated the terms of the Wynn Resorts Articles by failing to pay Aruze USA, Inc. fair value for the redeemed shares; (4) that the terms of the Redemption Note that Aruze USA, Inc. received in exchange for the redeemed shares, including the Redemption Note’s principal amount, duration, interest rate, and subordinated status, were unconscionable; and (5) that the actions taken by the Wynn Resorts CEO and General Counsel violated the Nevada Racketeer Influenced and Corrupt Organizations Act. Among other relief, the Counterclaim seeks a declaration that the redemption of Aruze USA, Inc.’s shares was void, an injunction restoring Aruze USA, Inc.’s share ownership, damages in an unspecified amount and rescission of the Amended and Restated Stockholders Agreement, dated as of 6 January 2010, by and among Aruze USA, Inc., Mr. Stephen A. Wynn, and Ms. Elaine P. Wynn (the “Stockholders Agreement”).

On 19 June 2012, Ms. Elaine P. Wynn responded to the Counterclaim and asserted a cross claim against Mr. Stephen A. Wynn and Mr. Kazuo Okada seeking a declaration that (1) any and all of Ms. Elaine P. Wynn’s duties under the Stockholders Agreement be discharged; (2) the Stockholders Agreement is subject to rescission and is rescinded; (3) the Stockholders Agreement is an unreasonable restraint on alienation in violation of public policy; and/or (4) the restrictions on sale of shares shall be construed as inapplicable to Ms. Elaine P. Wynn. Mr. Wynn filed his answer to Ms. Elaine P. Wynn’s cross claim on 24 September 2012. The indentures for the Wynn Las Vegas, LLC first mortgage notes (the “Indentures”) provide that if Stephen A. Wynn, together with certain related parties, in the aggregate beneficially owns a lesser percentage of the outstanding common stock of Wynn Resorts than are beneficially owned by any other person, a change of control will have occurred. If Ms. Elaine P. Wynn prevails in her cross claim, Mr. Stephen A. Wynn would not beneficially own or control Ms. Elaine P. Wynn’s shares and a change in control may result under Wynn Resorts’ debt documents. Under the Indentures, the occurrence of a change of control requires that the Wynn Resorts make an offer (unless the notes have been previously called for redemption) to each holder to repurchase all or any part of such holder’s Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest on the Notes purchased, if any, to the date of repurchase.

Wynn Resorts’ Complaint, and the Okada Parties’ Counterclaim have been, and continue to be, challenged through motion practice. At a hearing held on 13 November 2012, the Nevada state court granted the Wynn Parties’ motion to dismiss the Counterclaim with respect to the Okada Parties’ claim under the Nevada Racketeer Influenced and Corrupt Organizations Act with respect to certain Wynn Resorts executives but otherwise denied the motion. At a hearing held on 15 January 2013, the court denied the Okada Parties’ motion to dismiss Wynn Resorts’ Complaint. On 22 April 2013, Wynn Resorts filed a second amended complaint. On 12 June 2013, the Okada Parties filed a request to file a third amended counterclaim, but the amended pleading has not yet been filed. The parties had been engaged in discovery at the time the court entered the Stay (defined and discussed below). Therefore although the court previously set a timetable for all discovery, pre-trial and trial deadlines, with a five-week jury trial scheduled to commence in April 2014, this schedule may change due to the Stay.

On 8 April 2013, the United States Attorney’s Office and the U.S. Department of Justice filed a Motion to Intervene and for Temporary and Partial Stay of Discovery in the Redemption Action. The motion stated that the federal government has been conducting a criminal investigation of the Okada Parties involving the “same underlying allegations of misconduct — that is, potential violations of the Foreign Corrupt Practice Act and related fraudulent conduct — that form the basis of” Wynn Resorts’ complaint, as amended, in the Redemption Action. The motion sought to stay all discovery in the Redemption Action related to the Okada Parties’ allegedly unlawful activities in connection with their Philippine Casino Project until the conclusion of the criminal investigation and any resulting criminal prosecution, with an interim status update to the court in six months. At a hearing on 2 May 2013, the court granted the motion and ordered that all discovery in the Redemption Action be stayed for a period of six months (“the Stay”).

On 30 May 2013, Ms. Elaine P. Wynn filed a motion for partial relief from the Stay, to allow her to conduct limited discovery related to her cross and counterclaims. The Wynn Parties opposed the motion so as to not interfere with the United States Government’s investigation. At a hearing on 1 August 2013, the court denied the motion. On 2 August 2013, the court stayed discovery in the indemnification action related to the government investigations (consistent with the Stay in the Redemption Action), and ordered that all other discovery be conducted within ninety days. The court did not set a trial date; rather set the matter for a status check on 10 January 2014.

Subject to the Stay, Wynn Resorts will continue to vigorously pursue its claims against the Okada Parties, and the Wynn Parties will continue to vigorously defend against the counterclaims asserted against them. Wynn Resorts’ claims and the Okada Parties’ counterclaims remain in an early stage and management has determined that based on proceedings to date, it is currently unable to determine the probability of the outcome of this matter or the range of reasonably possible loss, if any. An adverse judgment or settlement involving payment of a material amount could cause a material adverse effect on our financial condition.

In May 2011, WRM, a majority owned subsidiary of Wynn Resorts, made a commitment to the University of Macau Development Foundation in support of the new Asia-Pacific Academy of Economics and Management. This contribution consists of a US$25 million (approximately HK$194.2 million) payment made in May 2011 and a commitment for additional donations of US$10 million (approximately HK$77.7 million) each year for the calendar years 2012 through 2022 inclusive. The pledge was consistent with Wynn Resorts’ long-standing practice of providing philanthropic support for deserving institutions in the markets in which it operates. The pledge was made following an extensive analysis which concluded that the gift was made in accordance with all applicable laws. The pledge was considered by the boards of directors of both Wynn Resorts and Wynn Macau, Limited and approved by 15 of the 16 directors who served on those boards. The sole dissenting vote was cast by Mr. Okada whose stated objection was to the length of time over which the donation would occur, not its propriety. Mr. Okada has filed various lawsuits against Wynn Resorts relating to Wynn Resorts’ donation to the University of Macau and alleging that it was improper.

On 8 February 2012, following the initiation of Mr. Okada’s litigation against Wynn Resorts regarding WRM’s donation to the University of Macau Development Foundation, Wynn Resorts received a letter from the Salt Lake Regional Office of the SEC requesting that, in connection with an informal inquiry by the SEC, Wynn Resorts preserve information relating to the donation to the University of Macau, any donations by Wynn Resorts to any other educational charitable institutions, including the University of Macau Development Foundation, and Wynn Resorts’ casino or concession gaming licenses or renewals in Macau. On 2 July 2013, Wynn Resorts received a letter from the Salt Lake Regional Office stating that the investigation had been completed with the Salt Lake Regional Office not intending to recommend any enforcement action against Wynn Resorts by the SEC.

In February 2013, the Nevada Gaming Control Board informed Wynn Resorts that it had completed an investigation of allegations made by Mr. Okada against Wynn Resorts regarding the activities of Mr. Wynn and related entities in Macau and found no violations of the Gaming Control Act or the Nevada Gaming Commission Regulations.

In the U.S. Department of Justice’s Motion to Intervene and for Temporary and Partial Stay of Discovery in the Redemption Action, the Department of Justice states in a footnote that the government also has been conducting a criminal investigation into Wynn Resorts’ donation to the University of Macau discussed above. Wynn Resorts has not received any target letter or subpoena in connection with such an investigation. Wynn Resorts intends to cooperate fully with the government in response to any inquiry related to the donation to the University of Macau.

Other regulators may pursue separate investigations into Wynn Resorts’ compliance with applicable laws arising from the allegations in the matters described above and in response to the Counterclaim and other litigation filed by Mr. Okada suggesting improprieties in connection with the donation to the University of Macau. While Wynn Resorts believes that it is in full compliance with all applicable laws, any such investigations could result in actions by regulators against Wynn Resorts or its subsidiaries.

INTERIM DIVIDEND AND CLOSURE OF REGISTER OF MEMBERS

The Board has declared an interim dividend of HK$0.50 per share for the six months ended 30 June 2013, payable to Shareholders whose names appear on the register of members of the Company on 11 September 2013. It is expected that the interim dividend will be paid on 23 September 2013.

The register of members of the Company will be closed for the purpose of determining the identity of members who are entitled to the interim dividend from 9 September 2013 to 11 September 2013, both days inclusive, during which period no transfer of Shares will be effected. In order to qualify for the interim dividend, all duly completed transfer forms accompanied by the relevant share certificates must be lodged with the share registrar of the Company, Computershare Hong Kong Investor Services Limited at Shops 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong no later than 4:30 p.m. on 6 September 2013.

DEFINITIONS USED IN THIS ANNOUNCEMENT

“Amended Wynn Macau Credit Facilities”	together, the HK$5.8 billion (equivalent) fully-funded senior term loan facilities and the HK$12.1 billion (equivalent) senior revolving credit facilities extended to WRM on 31 July 2012

“Board of Directors” or “Board”	the board of Directors of our Company

“Code”	the Corporate Governance Code and Corporate Governance Report set out in Appendix 14 of the Listing Rules

“Company” or “our Company”	Wynn Macau, Limited, a company incorporated on 4 September 2009 as an exempted company with limited liability under the laws of the Cayman Islands and an indirect subsidiary of Wynn Resorts, Limited

“Concession Agreement”	the Concession Contract for the Operation of Games of Chance or Other Games in Casinos in the Macau Special Administrative Region entered into between WRM and the Macau government on 24 June 2002

“Director(s)”	the director(s) of our Company

“Encore” or “Encore at Wynn Macau”	a casino resort located in Macau, connected to and fully integrated with Wynn Macau, owned and operated directly by WRM, which opened on 21 April 2010

“Galaxy”	Galaxy Casino, S.A., one of the six gaming operators in Macau and one of the three concessionaires

“Group,” “we,” “us” or “our”	our Company and its subsidiaries, or any of them, and the businesses carried on by such subsidiaries, except where the context makes it clear that the reference is only to the Company itself and not to the Group

“HIBOR”	Hong Kong Interbank Offered Rate

“HK$”	Hong Kong dollars, the lawful currency of Hong Kong

“Hong Kong”	the Hong Kong Special Administrative Region of the PRC

“Hong Kong Stock Exchange”	The Stock Exchange of Hong Kong Limited

“IFRS”	International Financial Reporting Standards

“Las Vegas Jet, LLC”	Las Vegas Jet, LLC, a company formed under the laws of the State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited

“LIBOR”	London Interbank Offered Rate

“Listing Rules”	the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (as amended from time to time)

“Macau” or “Macau Special Administrative Region”	the Macau Special Administrative Region of the PRC

“Macau Operations”	the fully integrated Wynn Macau and Encore at Wynn Macau resort

“Melco Crown”	Melco Crown Gaming (Macau) Limited, one of the six gaming operators in Macau and one of the three sub-concessionaires

“MGM Macau”	MGM Grand Paradise Limited, one of the six gaming operators in Macau and one of the three sub-concessionaires

“Model Code”	the Model Code for Securities Transactions by Directors of Listed Issuers set out in Appendix 10 of the Listing Rules

“MOP” or “pataca”	Macau pataca, the lawful currency of Macau

“NASDAQ” or “NASDAQ Stock Market”	National Association of Securities Dealers Automated Quotations

“Offshore RMB”	RMB maintained outside mainland China, primarily in Hong Kong where RMB trading is officially sanctioned and regulated, that is largely “convertible and transferable”. It is also known as CNH, which refers to offshore RMB primarily traded in Hong Kong (hence the “H”)

“Palo Real Estate Company Limited” or “Palo”	Palo Real Estate Company Limited, a limited liability company incorporated under the laws of Macau and an indirect wholly owned subsidiary of the Company, subject to a 10% social and voting interest and MOP1.00 economic interest held by Mr. Wong Chi Seng (a Macau resident) in WRM

“PRC”, “China” or “mainland China”	the People’s Republic of China and, except where the context requires and only for the purpose of this interim announcement, references in this interim announcement to the PRC or China do not include Taiwan, Hong Kong or Macau; the term “Chinese” has a similar meaning

“RMB”	Renminbi, the lawful currency of PRC

“Securities and Exchange Commission” or “SEC”	the Securities and Exchange Commission in the United States of America

“SFO”	the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong)

“Share(s)”	ordinary share(s) with a nominal value of HK$0.001 each in the share capital of our Company

“Shareholders(s)”	holder(s) of Share(s) of the Company from time to time

“SJM”	Sociedade de Jogos de Macau S.A., one of the six gaming operators in Macau and one of the three concessionaires

“US$”	United States dollars, the lawful currency of the United States

“US GAAP”	the Generally Accepted Accounting Principles of the United States

“Venetian Macau”	Venetian Macau S.A., one of the six gaming operators in Macau and one of the three sub-concessionaires

“WIML”	Wynn International Marketing, Ltd., a company incorporated under the laws of Isle of Man and a wholly owned subsidiary of Wynn Resorts, Limited

“WM Cayman Holdings Limited I”	WM Cayman Holdings Limited I, a company incorporated on 7 July 2009 as an exempted company with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of Wynn Group Asia, Inc.

“Worldwide Wynn”	Worldwide Wynn, LLC, a company formed under the laws of the State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited

“WRM”	Wynn Resorts (Macau) S.A., a company incorporated under the laws of Macau and a wholly-owned subsidiary of the Company

“WRM Shareholder Dividend Tax Agreement”	the agreements, entered into during June 2009 and July 2011, each for a term of five years between WRM and the Macau Special Administrative Region, effective retroactively to 2006, that provide for an annual payment to the Macau Special Administrative Region of MOP7.2 million in years 2006 through 2010 and MOP15.5 million in years 2011 through 2015 in lieu of Complementary Tax otherwise due by WRM shareholders on dividend distributions to them from gaming profits earned in those years

“Wynn Design & Development”	Wynn Design & Development, LLC, a company formed under the laws of the State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited

“Wynn Group Asia, Inc.”	Wynn Group Asia, Inc, a company formed under the laws of the State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited

“Wynn Macau”	a casino hotel resort located in Macau, owned and operated directly by WRM, which opened on 6 September 2006, and where appropriate, the term also includes Encore at Wynn Macau

“Wynn Las Vegas, LLC”	a destination casino resort owned by Wynn Resorts, Limited and its subsidiaries (excluding the Group), located on the Las Vegas Strip, comprising two hotel towers (Wynn Las Vegas and Encore at Wynn Las Vegas) and gaming, retail, dining, leisure and entertainment facilities

“Wynn Macau Credit Facilities”	together, the HK$4.3 billion (equivalent) fully-funded senior term loan facilities and the HK$7.8 billion (equivalent) senior revolving credit facilities extended to WRM and as subsequently amended from time to time and as refinanced on 31 July 2012

“Wynn Resorts Holdings, LLC”	Wynn Resorts Holdings, LLC, a company formed under the laws of the State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited

“Wynn Resorts International, Ltd.”	Wynn Resorts International, Ltd., a company incorporated under the laws of the Isle of Man and a wholly owned subsidiary of the Company

“Wynn Resorts, Limited” or “WRL”	Wynn Resorts, Limited, a company formed under the laws of the State of Nevada, United States, our controlling shareholder (as defined in the Listing Rules)

GLOSSARY OF TERMS USED IN THIS ANNOUNCEMENT

“Adjusted Average Daily Rate”	Adjusted average daily rate which is calculated by dividing total room revenues including the retail value of promotional allowances (less service charges, if any) by total rooms occupied including complimentary rooms

“Adjusted REVPAR”	Adjusted revenue per available room which is calculated by dividing total room revenues including the retail value of promotional allowances (less service charges, if any) by total rooms available

“casino revenue”	revenue from casino gaming activities (gross table games win and gross slot win), calculated net of a portion of commissions and in accordance with IFRS

“chip(s)”	a token; usually in the form of plastic disc(s) or plaque(s) issued by a casino to customers in exchange for cash or credit, which must be used (in lieu of cash) to place bets on gaming tables

“daily gross win per gaming table”	gross gaming win for table games divided by number of tables divided by the number of days in the applicable period

“drop”	the amount of cash and promotional coupons deposited in a gaming table’s drop box that serves as a repository for cash and promotional coupons

“gaming promoters”	individuals or companies licensed by and registered with the Macau government to promote games of fortune and chance or other casino games to patrons, through the arrangement of certain services, including transportation, accommodation, dining and entertainment, whose activity is regulated by Macau Administrative Regulation no. 6/2002

“gross gaming revenue” or “gross gaming win”	the total win generated by all casino gaming activities combined, calculated before deduction of commissions

“gross slot win”	the amount of handle (representing the total amount wagered) that is retained as winnings. We record this amount and gross table games win as casino revenue after deduction of progressive jackpot liabilities and a portion of commissions

“gross table games win”	the amount of drop (in our general casino segment) or turnover (in our VIP casino segment) that is retained as winnings. We record this amount and gross slot win as casino revenue after deduction of a portion of commissions

“In-house VIP Program”	an internal marketing program wherein we directly market our casino resorts to gaming clients, including to high-end or premium players in the greater Asia region. These players are invited to qualify for a variety of gaming rebate programs whereby they earn cash commissions and room, food and beverage and other complimentary allowances based on their turnover level. We often extend credit to these players based upon knowledge of the players, their financial background and payment history

“promotional allowance”	the retail value of rooms, food and beverage and retail and other services furnished to guests (typically VIP clients) without charge

“Rolling Chip”	physically identifiable chip that is used to track VIP wagering volume for purposes of calculating commissions and other allowances payable to gaming promoters and Wynn Macau’s individual VIP players

“turnover”	the sum of all losing Rolling Chip wagers within the VIP program

“VIP client” or “VIP player”	client, patron or player who participates in Wynn Macau’s In-house VIP Program or in the VIP program of any of our gaming promoters

“VIP table games turnover”	turnover resulting from VIP table games only

By order of the Board
Wynn Macau, Limited
Stephen A. Wynn
Chairman

Hong Kong, 23 August 2013

As at the date of this announcement, the Board comprises Stephen A. Wynn, Ian Michael Coughlan and Linda Chen (as Executive Directors); Allan Zeman and Matthew O. Maddox (as Non-Executive Directors); and Nicholas Sallnow-Smith, Bruce Rockowitz and Jeffrey Kin-fung Lam (as Independent Non-Executive Directors).